Exhibit 99.1

NEWS

RELEASE

FOR IMMEDIATE RELEASE SGI ANNOUNCES RESTRUCTURING Actions to Cut Costs $40M; Improve FY04 Performance

MOUNTAIN VIEW, California (May 22, 2003)—Silicon Graphics, Inc. (NYSE: SGI) announced today that it is implementing an action plan to lower costs and shift focus to specific growth areas. The goal of the plan is to align the Company resources to better match market conditions while continuing to provide a product roadmap that meets the high-performance computing, storage and visualization needs of our target customers.

The plan includes the elimination of approximately 400 positions, or 10% of the company’s employees, in specific areas. The reduction is intended to preserve customer-facing activities, protect customer investments, and accelerate a return to profitability.

The effect of the reduction will be to reduce quarterly expenses by approximately $10 million, beginning with the quarter ending September 26, 2003.  The savings will be achieved through a combination of operating expense reductions and improvements in gross margin.  SGI plans to record a charge of approximately $15 to 20 million in the quarter ending June 27, 2003 relating to this restructuring activity.  The charge will principally consist of severance costs paid over the next several months, and as a result does not represent a significant incremental cash expenditure.

“Despite encouraging recent developments including the growth of SGI’s defense sector business and the early success of the Altix line of superclusters and servers, our revenue performance has been lower than expected, reflecting a difficult market for large industrial systems sales,” said Bob Bishop, chairman and CEO of SGI.  “Today’s announcement reflects our determination to take the steps required to improve the Company’s financial position and reduce its breakeven point. Our intent is to bring expenses in line with revenues. We are in the process of taking other specific actions to increase revenue and lower costs.”

Media Contact: Marty Coleman SGI 650.993.8119 mcoleman@sgi.com

Investor Relations: Larissa DeCarlo larissad@sgi.com 650.933.7738

SGI PR Hotline: 650.933.777

SGI PR Fax: 650.932.0737

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SGI Announces Restructuring/Page 2

This news release contains forward-looking statements relating to future events or future financial performance that involve risks and uncertainties.  Forward looking-statements in this news release include, without limitation, statements regarding the benefits of the restructuring program on the company’s future.  The company’s future results could differ materially from the expectations discussed herein, including expectations as to our ability to achieve the expected savings, increase revenue and return to profitability.  Factors that might cause such a difference include risks associated with continued adverse macroeconomic conditions in the U.S. and internationally, including adverse business conditions in the specific markets for SGI’s products, lack of success in the timely development, production and acceptance of new products and services and in technical advancements, increased competition, and the failure to manage costs and improve operating efficiencies. These and other risks are detailed from time to time in SGI’s periodic reports that are filed with the Securities and Exchange Commission, including SGI’s annual report on Form 10-K for the fiscal year ended June 28, 2002 and subsequent Forms 10-Q and 8-K.

About SGI

SGI, also known as Silicon Graphics, Inc., is the world’s leader in high-performance computing, visualization and storage. SGI’s vision is to provide technology that enables the most significant scientific and creative breakthroughs of the 21st century. Whether it’s sharing images to aid in brain surgery, finding oil more efficiently, studying global climate or enabling the transition from analog to digital broadcasting, SGI is dedicated to addressing the next class of challenges for scientific, engineering and creative users. SGI was named on FORTUNE magazine’s 2003 list of “Top 100 Companies to Work For.” With offices worldwide, the company is headquartered in Mountain View, Calif., and can be found on the Web at www.sgi.com.

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